SHARE REPURCHASE AGREEMENT

This Share Repurchase Agreement ("Agreement") is entered into this 20th day of December, 2018, and confirms the terms and conditions under which **Wells Fargo Clearing Services, LLC ("Wells Fargo")** will assist **Sterling Construction Company, Inc. (the "Purchaser")** in its program to repurchase shares of its Common Stock, par value $0.01 per share (the "Securities").

1. Appointment of Wells Fargo as Broker. The Purchaser hereby appoints Wells Fargo as its agent to purchase the Securities. It is the Purchaser's intention that such purchases comply with the terms of Rule 10b-18 ("Rule 10b-18") promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, the Purchaser hereby agrees that neither Purchaser, nor any of its Affiliated Purchasers (as that term is defined in Rule 10b-18) shall take, nor permit any person or entity under its control to take, any action which could jeopardize the availability of Rule 10b-18 for the acquisition program. Without limiting the foregoing, Wells Fargo agrees that it shall effect any and all purchases of the Securities in accordance with the timing, price and volume restrictions contained in subparagraphs (2), (3) and (4) of paragraph (b) of Rule 10b-18.

2. Term. Wells Fargo shall conduct its purchases of the Securities pursuant to this Agreement on behalf of the Purchaser from time to time until terminated in accordance with this Agreement or the exhaustion of all Repurchase Authority (as defined below) or market close on February 28, 2019. This Agreement may be terminated by either party hereto upon prior written notice to the other party. Notwithstanding the termination of this Agreement, the Purchaser shall be solely responsible for any purchases properly made by Wells Fargo in accordance with this Agreement on the Purchaser's behalf prior to Wells Fargo's receipt of such written notice of termination.

3. Suspension of Acquisition Program. The Purchaser shall promptly notify Wells Fargo of the existence of any circumstance that render it advisable to suspend such acquisition program for any given period of time (including, without limitation, purchases by affiliated purchasers of the Purchaser, distributions by the Purchaser within the meaning of Regulation M under the Exchange Act or the possession by the Purchaser of material nonpublic information), and Wells Fargo shall suspend any and all purchases upon receipt of such notice. The Purchaser shall be solely responsible for any purchases properly made by Wells Fargo in accordance with this Agreement on the Purchaser's behalf prior to Wells Fargo's receipt of the Purchaser's direction to suspend purchases.

4. Purchasing Procedures. Purchaser represents and warrants that it is duly authorized to purchase Securities up to the amount (the "Repurchase Authority") stated in Schedule A, attached hereto and incorporated herein by this reference as if fully set forth. Purchaser further agrees to advise Wells Fargo in writing of any change to the amount of said Repurchase Authority. When services are desired by Purchaser, the Purchaser's duly authorized representative will consult with Wells Fargo in respect of the acquisition program, and at such time, will determine, together with Wells Fargo, the total number of Securities to be acquired during the day succeeding such consultation ("volume limits") and the maximum price to be paid therefore ("price limits"). Purchaser shall also advise Wells Fargo whether Wells Fargo is authorized to make block purchases, as defined by Rule 10b-18(2)(a)(5) and any other limitations to be placed upon such block purchases. Except as otherwise provided in this Agreement, Wells Fargo shall determine, in its sole discretion, the timing, amount, prices and manner of purchase of Securities during such period, so long as such purchases are within the limits established by the Purchaser for such period. Unless otherwise approved by Purchaser, all purchases shall be made through open-market purchases.

5. Monitoring Procedures. Wells Fargo shall provide confirmations of purchases of Securities to the Purchaser and to such other persons or agents of the Purchaser, as the Purchaser shall designate in writing. In addition, Wells Fargo shall provide a periodic report of such transactions by electronic mail or by facsimile to the designated representatives of Purchaser. Such report shall include the number of shares purchased for the Purchaser and for affiliated purchasers, and the purchase price for each transaction.

6. Payment for and Delivery of Purchased Securities. The Purchaser shall make payment for the Securities purchased within three business days after the purchase, pursuant to the instructions delivered by Wells Fargo to the Purchaser. Purchased Securities will be held or delivered in accordance with instructions to be furnished by the Purchaser.

7. Compensation. For the services provided in this Agreement, the Purchaser agrees to pay to Wells Fargo a fee of one cent ($0.01 U.S.) per share for Securities purchased pursuant to the terms of this Agreement, together with such ordinary and customary transaction fees and ticket charges as may be applicable at the time of the transaction.

8. Representations and Warranties. The Purchaser represents and warrants to Wells Fargo (a) that this Agreement and the transactions contemplated herein have been duly authorized by the Purchaser; (b) that this Agreement is the valid and binding agreement of the Purchaser, enforceable in accordance with its terms; (c) that performance of the transactions comtemplated herein will not violate any law, rule, regulation, order, judgment or decree applicable to the Purchaser, provided that Wells Fargo acts in accordance with Paragraph 1 of this Agreement and the other terms of this Agreement; or will not conflict with or result in breach of or constitute a default under any agreement or instrument to which the Purchaser is party or by which it or any of its property is bound or its certificate of incorporation or by-laws, other than such conflicts, breaches or defaults which would not have a material or adverse affect on the business or financial position of the Purchaser; and (d) that no governmental, administrative or official consent, approval, authorization, notice or filing is required for performance of the transactions contemplated herein.

9. Disclosure of Acquisition Program. Purchaser represents and warrants that it has publicly disclosed its intention to institute a program for the acquisition of the Securities and will publicly report on such purchases as required by applicable laws.

10. Indemnification. Purchaser shall indemnify Wells Fargo and its affiliates against any actions, liabilities, damages or expenses (including reasonable attorney's fees incurred in defending or investigating any such action or claim and any disbursements made as a result of same) arising from the services furnished pursuant to this Agreement, except to the extent such actions, liabilities, damages and expenses arise by reason of negligence, willful misconduct or bad faith of Wells Fargo or its affiliates.

11. Notices. All communications and notices shall be in writing (including electronic mail or facsimile transmission) or confirmed in writing (including electronic mail or facsimile transmission) and shall be effective when received at the address specified for the duly authorized representatives of Purchaser and/or Wells Fargo, as provided in Exhibit A, or at such other address as may from time to time be designated by either party's written notice to the other advising of such changes.

12. Assignment. Neither party may assign its rights and obligations under this Agreement to any other party without the express written consent of the other party, which consent shall not be unreasonably withheld.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

14. Other Agreements. This Agreement shall be subject to, and shall be deemed to include and incorporate all of the provisions contained in any Customer Account Agreement(s) between Purchaser and Wells Fargo, as such may be amended from time to time ("Customer Account Agreement"), including, without limitation, the agreement to arbitrate any disputes, any waiver or release from liability, and any provisions regarding settlement of the transactions. This Agreement shall not supersede the Customer Account Agreement, except that if in Wells Fargo's reasonable judgment, this Agreement is in direct conflict with the terms of the Customer Account Agreement, the terms and conditions of this Agreement shall govern. Except as set forth in this Agreement or in the Customer Account Agreement, Purchaser agrees and confirms that there are no other agreements, representations or understandings, express or implied, between Wells Fargo and Purchaser relating to this subject matter.

Agreed to and accepted by:

Sterling Construction Company, Inc. ("Purchaser")

By: RA Ballschmiede

Ronald A. Ballschmiede,
Executive Vice President, Chief Financial Officer,
Chief Accounting Officer & Treasurer

Wells Fargo Clearing Services, LLC ("Wells Fargo")

By: ______________________________

Frank S. Childress
Managing Director, Equity Services Group

SCHEDULE A – TERMS AND LIMITS PERTAINING TO SHARE REPURCHASE PLAN

(Revised as of December 19, 2018)

INITIAL REPURCHASE AUTHORITY:	~~500,000~~ 600,000 RAB Shares Common Stock, par value $0.01

PURCHASER'S DULY AUTHORIZED REPRESENTATIVES: AND CONTACT INFORMATION:	Name/Title:	Ronald A. Ballschmiede, EVP, CFO,
	Telephone:	(281) 214-0797
	Facsimile:	(281) 465-8198
	E-mail:	Ron.ballschmiede@strlco.com
	Name/Title:	Nathan Hrinsin, VP, Finance
	Telephone:	(281) 951-3545
	Facsimile:	(281) 465-8198
	E-mail:	nate.hrinsin@strlco.com

WELLS FARGO'S DULY AUTHORIZED REPRESENTATIVES AND CONTACT INFORMATION:

Paul Toomey, SVP, Investment Officer
Telephone: (617) 342-1400
Facsimile: (617) 723-2600
E-mail: paul.toomey@wellsfargoadvisors.com

Bart Green , SVP, Equity Services
Telephone: (314) 875-3030
Facsimile:
E-mail: bart.green@wfadvisors.com

TRADE CONFIRMATIONS TO BE MADE:	Daily to Purchaser's Duly Authorized Representatives identified above
TRADING TO COMMENCE ON:	December 20, 2018 or as soon as possible thereafter
INITIAL DAILY VOLUME LIMIT:	ADTV established by Rule (currently 35,662 per day)
INITIAL PRICE LIMIT:	$12.00 or better
BLOCK PURCHASES:	Authorized subject to general repurchase terms.

ADDRESS FOR "NOTICE" PURSUANT TO SHARE REPURCHASE AGREEMENT:

If to Purchaser:

Ronald A. Ballschmiede, EVP, CFO
Sterling Construction Company, Inc.
1800 Hughes Landing Blvd., Suite 250
The Woodlands, TX 77380

Or to such contact information provided for e-mail or facsimile notice to Purchaser's duly authorized representatives hereinabove.

If to Wells Fargo:

Wells Fargo Clearing Services, LLC
Attn: Frank S. Childress, Managing Director
1 North Jefferson
St. Louis, MO 63103

Or to such contact information provided for e-mail or facsimile notice to Wells Fargo's duly authorized representatives hereinabove